Exhibit 1




                                                      For Immediate Release

   Contact: Catherine Stephenson (860) 645-7878/email: cstephen@scanoptics.com
          Annmarie Gordon (860) 645-7878/email: agordon@scanoptics.com

             Scan-Optics Announces Completion of Debt Restructuring


         Manchester, CT - January 9, 2002 - Scan-Optics, Inc. (OTC BB: SOCR), a leader in Information Capture and Customer Service Solutions for Government, Insurance, Order, Proxy, Test Scoring and other paper-intensive businesses, today announced that the Company has completed a debt restructuring agreement with Patriarch Partners LLC (Patriarch) of New York effective December 31, 2001. The restructuring includes the following terms:

     o The maturity date of the Company's Loan Agreement with Patriarch will extend through December 31, 2004.

     o Patriarch's commitment under the Company's existing revolving line of credit was increased from $10 million to $10.75 million until June 30, 2002, at which point the commitment amount will return to $10 million. All revolving loans will continue to accrue interest at a rate of prime plus 2%.

     o The Company's existing term loan was reduced from $8.5 million to $2 million and will continue to accrue interest at a rate of prime plus 2%. No principal payments will be required on the $2 million remaining term loan until maturity on December 31, 2004.

     o The Company issued to Patriarch shares of preferred stock as well as warrants to purchase common stock in exchange for forgiveness of the remaining $6.5 million balance of the term loan.

     o The warrants represent the right to purchase up to 4,975,000 shares of common stock of the Company, or approximately 33% of the currently outstanding shares, including shares reserved for stock options. The Company may repurchase the warrants once the term loan and revolving loan are satisfied and the Company redeems the preferred stock. The repurchase price of the warrants is $2.7 million plus accrued interest calculated at prime plus 2%. In addition, if the warrants are



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     Debt Restructuring
     Page two

          repurchased in 2002, 10% of the Company's common stock will transfer to Patriarch. This amount increases to 15% in 2003 and 30% in 2004. The warrants are not exercisable until after December 31, 2004, except upon certain events of default.

     o The preferred stock is subject to mandatory redemption for $3.8 million plus interest at prime plus 2% on December 31, 2004. The preferred stock is non-voting except upon exercise of the warrants.

         In discussing this agreement, Michael J. Villano, Chief Financial Officer of Scan-Optics, stated, "We are pleased to have completed the debt restructuring with Patriarch Partners. Extending the maturity date to December 31, 2004 provides Scan-Optics with the capital structure to support the business going forward."

         Scan-Optics, Inc., with headquarters in Manchester, Connecticut, is recognized internationally as an innovator and solution provider in the information management and imaging business. It designs, manufactures and services products and systems for character recognition, image processing and display, data capture, and data entry. Scan-Optics systems and software are marketed worldwide to commercial and government customers directly and through distributors. Through its Manufacturing Services Division, Scan-Optics also provides contract manufacturing services to customers, outsourcing the manufacturing of complex, electro-mechanical assemblies. The Company has sales and service offices located throughout the United States and abroad. Additional information is available at www.scanoptics.com.

         Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" made under safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. Among these risk factors are changes in general economic and business conditions in the United States and foreign markets, which impact capital investments by customers, the cyclical nature of funding within federal and state government agencies, further adverse changes in the Company's banking relationship, insufficient cash resources, increased competition from similar products, the implementation of other technologies which may provide alternative solutions, ability to complete projects in a timely manner, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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